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For Immediate Release
Contact: Lynda Nordeen                      Eapen Chacko
         Fingerhut Companies, Inc.              Director, Investor Relations
         (612) 936-5015                         (612) 932-3371
         lynda.nordeen@fingerhut.com            eapen.chacko@fingerhut.com


         FINGERHUT POSITIONS FOR LONG-TERM GROWTH POST METRIS SPIN

 Company Comfortable with Street Expectations, Commences Stock Repurchase,
               Incurs Non-recurring Charge, Strengthens Board

     MINNEAPOLIS - Sept. 25, 1998 - Fingerhut Companies, Inc. (NYSE: FHT) today announced that it will immediately begin, under a prior authorization, repurchasing its shares with funds obtained by discontinuing its current dividend of $.04 per share per quarter. In addition, Fingerhut will take a $31 million non-recurring, after-tax charge to position the company for growth as it completes the tax-free spin of its 83-percent owned financial services subsidiary, Metris Companies Inc. (NASDAQ: MTRS).

     "Fingerhut stock, which is currently selling below book, is undervalued and the Board of Directors believes there is more benefit to our shareholders in repurchasing stock and investing in growth than in paying a nominal quarterly dividend," said Ted Deikel, Fingerhut chairman and chief executive officer.

     As a result of Fingerhut's increased focus on growth through acquisitions and development of its intellectual and database marketing business, coupled with increased productivity in the Company's Tennessee and Minnesota distribution centers, the Company will record a one-time, non- cash charge to write down its distribution center in Utah. An additional charge will be taken as part of the Company's internal cost-reduction program, and an extraordinary loss will be recorded to refinance Fingerhut's $120 million in privately placed senior notes, thereby replacing high coupon debt with financing that takes advantage of the current low interest rate environment.

     "Fingerhut is now a growth company," said Will Lansing, Fingerhut president. "We plan to achieve better than 15 percent top and bottom line growth going forward. We remain comfortable with the Street expectations for both the third quarter and the full year operating results net of the non-recurring charge. And the outlook for 1999 is bright."

     Deikel said, "Through the creation of Metris we have built $1 billion in value for our shareholders and with the spin-off at hand, Fingerhut's management team is capitalizing on our database and information management expertise, building our Internet and e-commerce business, and leveraging our infrastructure to produce long-term profitable growth and to again build significant value for our shareholders."

     According to Deikel, Fingerhut's three-point strategy is to expand its business through


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acquisitions, evidenced by the Company's recent purchase of Arizona Mail
Order, expand into the e- commerce market beginning with the equity purchase of PC Flowers and Gifts, and aggressively grow its database and services business.

     "We intend to aggressively seize opportunities in the direct marketing industry's consolidating environment," said Deikel.

     The Company also announced the appointment of Robert H. Lessin to its board of directors. Lessin is chairman and chief executive officer of Wit Capital, the leading online Investment Bank. The move, coupled with the May hiring of Lansing as Fingerhut president, reflects the Company's enhanced Internet strategy and underscores its commitment to be a major e-commerce player. Lansing served as chief operating officer of Prodigy, the online service owned by IBM and Sears, and was a partner at McKinsey, leading the consulting firm's Internet practice.

     Lansing said: "Fingerhut is now positioned to grow sales, increase market share, grow our Internet business, create new lines of revenue, and generate high-quality earnings growth."

     Fingerhut Companies, Inc. is a leading database marketing company selling a broad range of products and services through catalogs, direct marketing and the Internet. The Company also owns Figi's, a food and gift catalog company, and Arizona Mail Order, a catalog apparel company. Fingerhut owns approximately 20 percent of PC Flowers & Gifts, an Internet retailer. Based in Minnetonka, Minnesota, the Company and its subsidiaries employ approximately 10,000 people. Fingerhut can be found on the Internet at www.fingerhut.com, www.andysgarage.com, www.thehut.com and www.pcflowers.com.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in the forward looking statements.